SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A



                    Under the Securities Exchange Act of 1934




                              NeoMagic Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    640497202
                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
                              [ ]  Rule 13d-1(b)
                              [X]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                              (Page 1 of 29 Pages)
                              Exhibit List: Page 26

CUSIP No. 640497202                   13G                  Page 2 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE FUND I, L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           3,429
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           3,429
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     3,429
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 3 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE FUND II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           44,486
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           44,486
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     44,486
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.49%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 4 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE FUND IV, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           6,615
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           6,615
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     6,615
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.07%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 5 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND, LTD.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           118,755
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                           118,755
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     118,755
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     1.30%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 6 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            THE APOGEE FUND, LTD. (F/K/A SATELLITE OVERSEAS FUND III, LTD.)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           15,809
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           15,809
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     15,809
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.17%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 7 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND V, LTD.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           11,517
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           11,517
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     11,517
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.13%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 8 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VI, LTD.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           6,501
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           6,501
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     6,501
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.07%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 9 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VII, LTD.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           5,744
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           5,744
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     5,744
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.06%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 10 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VIII, LTD.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                CAYMAN ISLANDS
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           8,878
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           8,878
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     8,878
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.10%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 11 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE STRATEGIC FINANCE ASSOCIATES, LLC

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                ANGUILLA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           233,133
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           233,133
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     233,133
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     2.56%(1)
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------
(1) This percentage represents warrants held by the Reporting Person. The warrants are convertible to common stock and may be exercised by the Reporting Person if, upon the exercise of such warrants, the number of shares of common stock beneficially owned by the Reporting Person and any of its affiliates does not exceed 4.99% of the outstanding common stock of the issuer.

CUSIP No. 640497202                   13G                  Page 12 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE ASSET MANAGEMENT, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           454,867
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           454,867
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     454,867
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     4.99%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 13 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE FUND MANAGEMENT LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           454,867
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           454,867
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     454,867
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     4.99%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 14 of 29 Pages

-----------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE ADVISORS, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           54,530
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           54,530
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     54,530
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.60%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640497202                   13G                  Page 15 of 29 Pages

-----------------------------------------------------------------------------

Item 1(a).     NAME OF ISSUER:

               NeoMagic Corporation (the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3250 Jay Street, Santa Clara, California 95054

Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:
  (i)     Satellite Fund I, L.P. ("Satellite I");
  (ii)    Satellite Fund II, L.P. ("Satellite II");
  (iii)   Satellite Fund IV, L.P. ("Satellite IV");
  (iv)    Satellite Overseas Fund, Ltd. ("Satellite Overseas")
  (v)     The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
  ("Apogee");
  (vi)    Satellite Overseas Fund V, Ltd. ("Satellite Overseas V");
  (vii)   Satellite Overseas Fund VI, Ltd. ("Satellite Overseas VI");
  (viii)  Satellite Overseas Fund VII, Ltd. ("Satellite Overseas VII");
  (ix)    Satellite Overseas Fund VIII, Ltd. ("Satellite Overseas VIII");
  (x) Satellite Strategic Finance Associates, LLC ("Satellite Finance Associates");
  (xi)    Satellite Asset Management, L.P. ("Satellite Asset Management");
  (xii)   Satellite Fund Management LLC ("Satellite Fund Management"); and
  (xiii)  Satellite Advisors, L.L.C. ("Satellite Advisors").

     This statement relates to Shares (as defined herein) held by (i) Satellite I, Satellite II, Satellite IV (collectively, the "Delaware Funds") over which Satellite Advisors has discretionary trading authority, as general partner, and
(ii) Satellite Overseas, Apogee, Satellite Overseas V, Satellite Overseas VI, Satellite Overseas VII, Satellite Overseas VIII, and Satellite Finance Associates (collectively, the "Offshore Funds" and together with the Delaware Funds, the "Satellite Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management and Satellite Advisors each share the same four members that make investment decisions on behalf of the Satellite Funds and investment decisions made by such members, when necessary, are made through approval of a majority of such members.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022.

CUSIP No. 640497202                   13G                  Page 16 of 29 Pages

-----------------------------------------------------------------------------

Item 2(c).     CITIZENSHIP:

   1)  Satellite I is a Delaware limited partnership;

   2)  Satellite II is a Delaware limited partnership;

   3)  Satellite IV is a Delaware limited partnership;

   4)  Satellite Overseas is a Cayman Islands exempted company;

   5)  Apogee is a Cayman Islands exempted company;

   6)  Satellite Overseas V is a Cayman Islands exempted company;

   7)  Satellite Overseas VI is a Cayman Islands exempted company;

   8)  Satellite Overseas VII is a Cayman Islands exempted company;

   9)  Satellite Overseas VIII is a Cayman Islands exempted company;

   10) Satellite Finance Associates is an Anguillan limited liability company;

   11) Satellite Asset Management is a Delaware limited partnership;

   12) Satellite Fund Management is a Delaware limited liability company; and

   13) Satellite Advisors is a Delaware limited liability company.

Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock, $.001 par value per share (the "Shares").

Item 2(e).     CUSIP NUMBER:

                640497202

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

CUSIP No. 640497202                   13G                  Page 17 of 29 Pages

-----------------------------------------------------------------------------

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]

CUSIP No. 640497202                   13G                  Page 18 of 29 Pages

-----------------------------------------------------------------------------

Item 4.   OWNERSHIP.

         The percentages used herein and in the rest of Item 4 are calculated based upon a total of 9,115,581 outstanding, including 6,746,016 shares of Common Stock issued and outstanding as of December, 2005 as reported in the Issuer's Form 10-Q filed on December 13, 2005, 869,565 shares of Common Stock issued on December 9. 2005 upon the conversion of preferred stock and the issuance of 1,500,000 shares of common stock on December 16, 2005.

         Satellite Fund I, L.P.
         --------------------------
         (a)    Amount beneficially owned: 3,429

         (b)    Percent of class: 0.04%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote           3,429
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                       3,429


         Satellite Fund II, L.P.
         --------------------------
         (a)    Amount beneficially owned: 44,486

         (b)    Percent of class: 0.49%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote          44,486
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                      44,486


         Satellite Fund IV, L.P.
         ------------------------------
         (a)    Amount beneficially owned: 6,615

         (b)    Percent of class: 0.07%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote           6,615
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                       6,615

CUSIP No. 640497202                   13G                  Page 19 of 29 Pages

-----------------------------------------------------------------------------

         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a)    Amount beneficially owned: 118,755

         (b)    Percent of class: 1.30%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote         118,755
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                     118,755


         The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
         ---------------------------------------------------------------
         (a)    Amount beneficially owned: 15,809

         (b)    Percent of class: 0.17%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote          15,809
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                      15,809


         Satellite Overseas Fund V, Ltd.
         -------------------------------
         (a)    Amount beneficially owned: 11,517

         (b)    Percent of class: 0.13%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote          11,517
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                      11,517

CUSIP No. 640497202                   13G                  Page 20 of 29 Pages

-----------------------------------------------------------------------------

         Satellite Overseas Fund VI, Ltd.
         --------------------------------
         (a)    Amount beneficially owned: 6,501

         (b)    Percent of class: 0.07%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote           6,501
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                       6,501


         Satellite Overseas Fund VII, Ltd.
         ---------------------------------
         (a)    Amount beneficially owned: 5,744

         (b)    Percent of class: 0.06%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote           5,744
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                       5,744


         Satellite Overseas Fund VIII, Ltd.
         ----------------------------------
         (a)    Amount beneficially owned: 8,878

         (b)    Percent of class: 0.10%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote           8,878
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                       8,878

CUSIP No. 640497202                   13G                  Page 21 of 29 Pages

-----------------------------------------------------------------------------

         Satellite Strategic Finance Associates, LLC
         --------------------------------------------
         (a)    Amount beneficially owned: 233,133

         (b)    Percent of class: 2.56%(2)

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote         233,133
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                     233,133


         Satellite Asset Management, L.P.
         ---------------------------------
         (a)    Amount beneficially owned: 454,867

         (b)    Percent of class: 4.99%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote         454,867
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                     454,867


         Satellite Fund Management LLC
         -----------------------------
         (a)    Amount beneficially owned: 454,867

         (b)    Percent of class: 4.99%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote         454,867
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                     454,867

-------------------
(2) This percentage represents warrants held by the Reporting Person. The warrants are convertible to common stock and may be exercised by the Reporting Person if, upon the exercise of such warrants, the number of shares of common stock beneficially owned by the Reporting Person and any of its affiliates does not exceed 4.99% of the outstanding common stock of the issuer.

CUSIP No. 640497202                   13G                  Page 22 of 29 Pages

-----------------------------------------------------------------------------

         Satellite Advisors, L.L.C.
         --------------------------
         (a)    Amount beneficially owned: 54,530

         (b)    Percent of class: 0.60%

         (c)    Number of shares as to which the person has:

            (i)    Sole power to vote or direct the vote                    0
            (ii)   Shared power to vote or to direct the vote          54,530
            (iii)  Sole power to dispose or to direct the
                   disposition of                                           0
            (iv)   Shared power to dispose or to direct the
                   disposition of                                      54,530


            Satellite Asset Management, Satellite Fund Management and
Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

CUSIP No. 640497202                   13G                  Page 23 of 29 Pages

-----------------------------------------------------------------------------

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X]

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            This Item 6 is not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

             Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 640497202                   13G                  Page 24 of 29 Pages

-----------------------------------------------------------------------------

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2006          SATELLITE FUND I, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 640497202                   13G                  Page 25 of 29 Pages

-----------------------------------------------------------------------------

DATED:  February 14, 2006          THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 640497202                   13G                  Page 26 of 29 Pages

-----------------------------------------------------------------------------

DATED:  February 14, 2006          SATELLITE STRATEGIC FINANCE ASSOCIATES, LLC

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006           SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 14, 2006           SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 14, 2006           SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 640497202                   13G                  Page 27 of 29 Pages

-----------------------------------------------------------------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


            The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of NeoMagic Corporation, dated as of February 14, 2006, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.


DATED:  February 14, 2006          SATELLITE FUND I, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 640497202                   13G                  Page 28 of 29 Pages

-----------------------------------------------------------------------------

DATED:  February 14, 2006          THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 640497202                   13G                  Page 29 of 29 Pages

-----------------------------------------------------------------------------

DATED:  February 14, 2006          SATELLITE STRATEGIC FINANCE ASSOCIATES, LLC

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006           SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 14, 2006           SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 14, 2006           SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact